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  EX-99.11(1)
  Exhibit 99.11(1)



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We consent to the references to our firm in the Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of the Navellier Performance Funds and to the use of our report dated February 13, 2000 on the financial statements and financial highlights of Navellier Aggressive Small Cap Equity Portfolio, a series of shares of the Navellier Performance Funds. Such financial statements, financial highlights and report of independent certified public accountants appear in the 2000 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.




                                                     TAIT, WELLER & BAKER



Philadelphia, Pennsylvania
April 24, 2001